Exhibit 16.1

TELFORD SADOVNICK, P.L.L.C. CERTIFIED PUBLIC ACCOUNTANTS

October 16, 2007

U.S. Securities and Exchange Commission Mail Stop 11-3 450 Fifth Street, N.W. Washington, DC 20549 USA

Dear Ladies and Gentlemen:

Re: ALR Technologies Inc. – SEC File No. 000-30414

We are the former independent auditors for ALR Technologies Inc. (the “Company”). We have read the Company’s current report on Form 8-K, dated October 12, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

TELFORD SADOVNICK, P.L.L.C. (Signed) TELFORD SADOVNICK, P.L.L.C. CERTIFIED PUBLIC ACCOUNTANTS

AHS/skl

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225 Telephone: (360) 392-2886 Facsimile: (360) 392-2887